News Release

Miller Corporate Center
Media Relations:	For Immediate Release
Contacts for Avery Dennison Corporation:

Media Relations:
Laurence J. Dwyer (available 24 hours) (626) 304-2014 (626) 318-2263 (cell) communications@averydennison.com

Erwin Zijlstra (In Europe) 0031 (0) 71- 579 4113 +31 (0) 6 100 26826 (cell)

Investor Relations:
Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

AVERY DENNISON COMPLETES ACQUISITION OF PAXAR

Pasadena, Calif. –June 15, 2007 — Avery Dennison Corporation (NYSE: AVY) announced that it completed its acquisition of Paxar Corporation today following the approval of the transaction by Paxar’s shareholders at its Annual Meeting on June 14, 2007.

“This acquisition will strengthen a dynamic and important part of our business,” said Dean Scarborough, president and chief executive officer of Avery Dennison. “The combination with Paxar expands our presence in the growing retail and brand identification market, enabling us to provide better products and services to our customers and allowing us to more quickly tap into new segments of the market — including retailers serving local customers in emerging markets such as China and India.”

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On March 22, 2007, Avery Dennison announced a definitive agreement to acquire Paxar for $30.50 per share in a cash transaction valued at approximately $1.34 billion.

With the acquisition of Paxar, Avery Dennison’s Retail Information Services business is expected to represent about 24 percent of Avery Dennison’s revenues — up from 12 percent before the combination. Paxar reported sales last year of $881 million. Avery Dennison said it will provide additional information on the anticipated financial benefits of the transaction, including expected sources and timing of cost synergies, during its regularly scheduled quarterly earnings release on July 24, 2007.

Rob van der Merwe, chairman, president and chief executive officer of Paxar Corporation, announced that he will be leaving following the close of the transaction. Terry L. Hemmelgarn, newly named group vice president of Retail Information Services, will head the combined RIS Group. Hemmelgarn’s management team will consist of members of both Paxar’s and RIS’ leadership groups.

The purchase of Paxar has been initially funded through the commercial paper market, supported by a bridge facility arranged by JPMorgan Chase Bank, N.A. The Company remains committed to retaining a strong investment grade credit rating and to returning its financial ratios to target levels. The Company will work with JPMorgan Chase Bank, N.A., as arranger, and with the rating agencies to complete the permanent financing in the coming months.

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About Avery Dennison Corporation

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Combined with Paxar, Avery Dennison now employs more than 30,000 individuals in approximately 50 countries worldwide who develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include: Fasson brand self-adhesive materials; Avery Dennison and Paxar brand products for the retail and apparel industries; Avery brand office products and graphics imaging media; specialty tapes, peel-and-stick postage stamps, and labels for a wide variety of automotive, industrial and durable goods applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this news release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the Canadian Department of Justice and the Australian Competition and Consumer Commission investigations into industry competitive practices, and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof or of the concluded investigations by the U.S. Department of Justice (“DOJ”) and the European Commission (including purported class actions seeking treble damages for alleged unlawful competitive practices, and a purported class action related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

Forward looking statements pertaining to Avery Dennison’s acquisition and integration of Paxar include statements relating to expected synergies, cost savings, timing, and execution of integration plans. Risks, uncertainties and assumptions pertaining to the transaction include the possibility that the market for and development of certain products and services may not proceed as expected; that the Company is unable to successfully execute its integration strategies, or achieve planned synergies and cost reductions, in the time and at the cost anticipated; acquisition of unknown liabilities; effects of increased leverage; and other matters that are referred to in the Company’s SEC filings.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; (3) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (4) the ability of the Company to achieve and sustain targeted productivity initiatives.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K filed on February 28, 2007 with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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